Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of 60 Degrees Pharmaceuticals, Inc. on Form S-3 of our reports dated April 1, 2024 relating to the financial statements of 60 Degrees Pharmaceuticals, Inc., as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Las Vegas, Nevada

September 19, 2024